Exhibit 16.1
April 20, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 in the Form 8-K/A, dated April 13, 2007, of Salton, Inc., to be filed with the Securities and Exchange Commission and have the following comments:
1.	We agree with the statements made in the third paragraph.
2.	We agree with the statements made in the second and fourth paragraphs insofar as they relate to Deloitte & Touche LLP.
3.	We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs or with other statements made in the second paragraph that do not relate to Deloitte & Touche LLP.
Yours truly,
/s/ Deloitte & Touche LLP